                                                       OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*

                                 AMX Corporation
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    001801109
                                 (CUSIP Number)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 37 Pages

CUSIP NO.  001801109               13G                              PAGE 2 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Ventures III, L.P.

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 37 Pages

CUSIP NO.  001801109               13G                              PAGE 3 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners III, L.P.

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 37 Pages

CUSIP NO.  001801109               13G                              PAGE 4 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Summit Investors II, L.P.

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 37 Pages

CUSIP NO.  001801109               13G                              PAGE 5 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Stamps, Woodsum & CO. III

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts general partnership

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 37 Pages

CUSIP NO.  001801109               13G                              PAGE 6 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Summit Subordinated Debt Fund, L.P.

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 6 of 37 Pages

CUSIP NO.  001801109               13G                              PAGE 7 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Summit Partners SD, L.P.

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 37 Pages

CUSIP NO.  001801109               13G                              PAGE 8 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               E. Roe Stamps, IV

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 37 Pages

CUSIP NO.  001801109               13G                              PAGE 9 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Stephen G. Woodsum

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 37 Pages

CUSIP NO.  001801109               13G                             PAGE 10 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Gregory M. Avis

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                              Page 10 of 37 Pages

CUSIP NO.  001801109               13G                             PAGE 11 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               John A. Genest

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

              IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 11 of 37 Pages

CUSIP NO.  001801109               13G                             PAGE 12 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Martin J. Mannion

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                              Page 12 of 37 Pages

CUSIP NO.  001801109               13G                             PAGE 13 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Ernest K. Jacquet

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                              Page 13 of 37 Pages

CUSIP NO.  001801109               13G                             PAGE 14 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Bruce R. Evans

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 14 of 37 Pages

CUSIP NO.  001801109               13G                             PAGE 15 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Thomas S. Roberts

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 15 of 37 Pages

CUSIP NO.  001801109               13G                             PAGE 16 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Walter G. Kortschak

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                       0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,143,476 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                         0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                       1,143,476 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,143,476 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                13.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 16 of 37 Pages

CUSIP NO.  001801109               13G                             PAGE 17 OF 37



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Joseph F. Trustey

--------------------------------------------------------------------------------


  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)[ ]
                                             (b)[ ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------

                         5    SOLE VOTING POWER

                                      0 shares
                         -------------------------------------------------------
      NUMBER OF
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                       160,090 shares
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                        0 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                      160,090 shares
                         -------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                160,090 shares
--------------------------------------------------------------------------------


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                1.9%

--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------





                              Page 17 of 37 Pages

                                  Schedule 13G


Item 1(a).        Name of Issuer: AMX Corporation.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  11995 Forestgate Drive, Dallas, TX 75243

                  Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts, Walter
                  G. Kortschak, and Joseph F. Trustey. Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III, Summit Investors II, L.P. and Summit Partners SD II, L.P. Mr. Trustey is an individual general partner of Summit Partners SD II, L.P.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d).        Title of Class of Securities:  Common Stock, $.01 par value.



                              Page 18 of 37 Pages

Item 2(e).        CUSIP Number:001801109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)   [  ]        Broker or Dealer registered under Section 15
                                    of the Securities Exchange Act of 1934 (the
                                    "Act").

                  (b)   [  ]        Bank as defined in Section 3(a)(6) of the
                                    Act.

                  (c)   [  ]        Insurance Company as defined in Section
                                    3(a)(19) of the Act.

                  (d)   [  ]        Investment Company registered under Section
                                    8 of the Investment Company Act of 1940.

                  (e)   [  ]        Investment Adviser registered under Section
                                    203 of the Investment Advisers Act of 1940.

                  (f)   [  ]        Employee Benefit Plan, Pension Fund which is
                                    subject to the provisions of the Employee
                                    Retirement Income Security Act of 1974 or
                                    Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g)   [  ]        Parent Holding Company, in accordance with
                                    Rule 13d-1(b)(ii)(G) of the Act.

                  (h)   [  ]        Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(H) of the Act.


                  None.

Item 4.           Ownership.

                  (a)      Amount Beneficially Owned:

                           Each of Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,143,476 shares of Common Stock as of December 31, 1997. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 1,143,476 shares of Common Stock as of


                              Page 19 of 37 Pages

                           December 31, 1997. Mr. Trustey may be deemed to beneficially own 160,090 shares of Common Stock as of December 31, 1997.

                           As of December 31, 1997, Summit Ventures III, L.P. was the record holder of 960,516 shares of Common Stock. As of December 31, 1997, Summit Investors II, L.P. was the record holder of 22,870 shares of Common Stock. As of December 31, 1997, Summit Subordinated Debt Fund, L.P. was the record holder of 160,090 shares of Common Stock. The shares held of record by Summit Ventures III, L.P. Summit Investors II, L.P. and Summit Subordinated Debt Fund, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 1,143,476 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III and Summit Investors II, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, and Kortschak may be deemed to own beneficially 1,143,476 shares of Common Stock. Mr. Trustey may be deemed to own beneficially 160,090 shares of Common Stock.

      (b) Percent of Class:

                           Summit Ventures III, L.P.: 13.9%
                           Summit Partners III, L.P.: 13.9%
                           Stamps, Woodsum & Co. III: 13.9%
                           Summit Subordinated Debt Fund, L.P.:  13.9%
                           Summit Partners SD, L.P.:  13.9%
                           Summit Investors II, L.P.: 13.9%
                           E. Roe Stamps, IV: 13.9%
                           Stephen G. Woodsum: 13.9%
                           Martin J. Mannion: 13.9%
                           John A. Genest: 13.9%
                           Gregory M. Avis: 13.9%
                           Ernest K. Jacquet: 13.9%
                           Bruce R. Evans: 13.9%
                           Walter G. Kortschak: 13.9%
                           Thomas S. Roberts: 13.9%
                           Joseph F. Trustey: 1.9%

      The foregoing percentages are calculated based on the 8,196,824 shares of Common Stock reported to be outstanding on AMX Corporation's Form 10-Q for the quarter ended September 30, 1997.


                              Page 20 of 37 Pages

      (c)    Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:

                    0 shares for each reporting person

             (ii)   shared power to vote or to direct the vote:

                         Summit Ventures III, L.P.: 1,143,476 shares
                         Summit Partners III, L.P.: 1,143,476 shares
                         Stamps, Woodsum & Co. III: 1,143,476 shares
                         Summit Investors II, L.P.: 1,143,476 shares
                         Summit Subordinated Debt Fund, L.P.: 1,143,476 shares Summit Partners SD, L.P.: 1,143,476 shares
                         E. Roe Stamps, IV: 1,143,476 shares
                         Stephen G. Woodsum: 1,143,476 shares
                         Martin J. Mannion: 1,143,476 shares
                         John A. Genest: 1,143,476 shares
                         Gregory M. Avis: 1,143,476 shares
                         Ernest K. Jacquet: 1,143,476 shares
                         Bruce R. Evans: 1,143,476 shares
                         Walter G. Kortschak: 1,143,476 shares
                         Thomas S. Roberts: 1,143,476 shares
                         Joseph F. Trustey: 160,090 shares

             (iii)  sole power to dispose or direct the disposition of:

                         0 shares for each reporting person

             (iv)   shared power to dispose or direct the disposition of:

                         Summit Ventures III, L.P.: 1,143,476 shares
                         Summit Partners III, L.P.: 1,143,476 shares
                         Stamps, Woodsum & Co. III: 1,143,476 shares
                         Summit Investors II, L.P.: 1,143,476 shares
                         Summit Subordinated Debt Fund, L.P.: 1,143,476 shares Summit Partners SD, L.P.: 1,143,476 shares
                         E. Roe Stamps, IV: 1,143,476 shares
                         Stephen G. Woodsum: 1,143,476 shares
                         Martin J. Mannion: 1,143,476 shares
                         John A. Genest: 1,143,476 shares
                         Gregory M. Avis: 1,143,476 shares
                         Ernest K. Jacquet: 1,143,476 shares
                         Bruce R. Evans: 1,143,476 shares
                         Walter G. Kortschak: 1,143,476 shares


                              Page 21 of 37 Pages

                         Thomas S. Roberts: 1,143,476 shares
                         Joseph F. Trustey: 160,090 shares

                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of AMX Corporation, except in the case of Summit Ventures III, L.P., for the 3,357,510 shares which it holds or record, in the case of Summit Subordinated Debt Fund, L.P., for the 160,090 shares which it holds of record, and in the case of Summit Investors II, L.P., for the 78,696 shares which it holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.


                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 22 of 37 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 10, 1998

SUMMIT VENTURES III, L.P.                   SUMMIT SUBORDINATED DEBT
                                            FUND, L.P.

By:   Summit Partners III, L.P.             By:   Summit Partners SD, L.P.

By:   Stamps, Woodsum & Co. III             By:   Stamps, Woodsum & Co. III

                                            By:             *
      By:      *                                      ---------------
        --------------------                          E. Roe Stamps, IV
        E. Roe Stamps, IV                             General Partner
        General Partner


SUMMIT INVESTORS II, L.P.                   SUMMIT PARTNERS SD, L.P.

By: /s/ John A. Genest                      By:      Stamps, Woodsum & Co. III
   -------------------------------
   General Partner                                   By:        *
                                                        ---------------
                                                        E. Roe Stamps, IV
                                                        General Partner

SUMMIT PARTNERS III, L.P.                   STAMPS, WOODSUM & CO. III


By:  Stamps, Woodsum & Co. III

     By:         *                          By:         *
        --------------------                   --------------------
        E. Roe Stamps, IV                      E. Roe Stamps, IV
        General Partner                        General Partner





                               Page 23 of 37 Pages

                                                    *
                                            ------------------------
                                            Walter G. Kortschak

                                                    *
                                            ------------------------
                                            E. Roe Stamps, IV

                                                    *
                                            ------------------------
                                            Stephen G. Woodsum

                                                    *
                                            ------------------------
                                            Gregory M. Avis

                                                    *
                                            ------------------------
                                            Martin J. Mannion

                                            /s/ John A. Genest
                                            ------------------------
                                            John A. Genest

                                                    *
                                            ------------------------
                                            Ernest K. Jacquet

                                                    *
                                            ------------------------
                                            Bruce R. Evans

                                                    *
                                            ------------------------
                                            Thomas S. Roberts

                                                    *
                                            ------------------------
                                            Joseph F. Trustey

                                            *By: /s/ John A. Genest
                                                 ----------------------
                                                   John A. Genest,
                                                  Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 24 of 37 Pages

                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Suburban Ostomy Supply Co. Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 10 day of February, 1998.


SUMMIT VENTURES III, L.P.                   SUMMIT PARTNERS SD, L.P.

By:   Summit Partners III, L.P.             By:      Stamps, Woodsum & Co. III

By:   Stamps, Woodsum & Co. III
                                                     By:        *
      By:      *                                        ---------------
        --------------------                            E. Roe Stamps, IV
        E. Roe Stamps, IV                               General Partner
        General Partner


SUMMIT INVESTORS II, L.P.                   SUMMIT PARTNERS III, L.P.

By: /s/ John A. Genest                      By:      Stamps, Woodsum & Co. III
   -------------------------------
   General Partner                                   By:        *
                                                        ---------------
                                                        E. Roe Stamps, IV
                                                        General Partner

SUMMIT SUBORDINATED DEBT                    STAMPS, WOODSUM & CO. III
FUND, L.P.

By:  Summit Partners SD, L.P.               By:         *
                                               ----------------------
                                               E. Roe Stamps, IV
By:  Stamps, Woodsum & Co, III                 General Partner


      By:          *
          --------------------
          E. Roe Stamps, IV
          General Partner



                              Page 25 of 37 Pages

                                                    *
                                            ------------------------
                                            E. Roe Stamps, IV

                                                    *
                                            ------------------------

                                            Stephen G. Woodsum

                                                    *
                                            ------------------------
                                            Gregory M. Avis

                                                    *
                                            ------------------------
                                            Martin J. Mannion

                                            /s/ John A. Genest
                                            ------------------------
                                            John A. Genest

                                                    *
                                            ------------------------
                                            Ernest K. Jacquet

                                                    *
                                            ------------------------
                                            Bruce R. Evans

                                                    *
                                            ------------------------
                                            Walter G. Kortschak

                                                    *
                                            ------------------------
                                            Thomas S. Roberts

                                                    *
                                            ------------------------
                                            Joseph F. Trustey

                                            *By: /s/ John A. Genest
                                                 ----------------------
                                                   John A. Genest,
                                                  Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.



                              Page 26 of 37 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                              Page 27 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                                     /s/  E. Roe Stamps, IV
                                                     ----------------------
                                                     E. Roe Stamps, IV

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                         /s/  Cynthia R. Freidman
                                         ---------------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------


                              Page 28 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                                     /s/  Stephen G. Woodsum
                                                     -----------------------
                                                     Stephen G. Woodsum

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Stephen
G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                /s/  Cynthia R. Freidman
                                ------------------------
                                Notary Public


                                My Commission expires: October 20, 2000
                                                       -----------------


                              Page 29 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                                     /s/  Martin J. Mannion
                                                     ----------------------
                                                     Martin J. Mannion

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/  Cynthia R. Freidman
                                       ------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------


                              Page 30 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                               /s/ John A. Genest
                               ------------------
                               John A. Genest

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came John A. Genest, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                  /s/  Cynthia R. Freidman
                                  ------------------------
                                  Notary Public


                                  My Commission expires: October 20, 2000
                                                         ----------------


                              Page 31 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                               /s/ Gregory M. Avis
                               -------------------
                               Gregory M. Avis

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                            /s/ Katherine C. Ely
                                            --------------------
                                            Notary Public


                                            My Commission expires: May 28, 2000
                                                                   ------------


                              Page 32 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                                     /s/  Ernest K. Jacquet
                                                     ----------------------
                                                     Earnest K. Jacquet

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Earnest
K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                         /s/  Cynthia R. Freidman
                                         ------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------


                              Page 33 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                                     /s/  Thomas S. Roberts
                                                     ----------------------
                                                     Thomas S. Roberts

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ------------------------
                                        Notary Public


                                        My Commission expires: October 20, 2000
                                                               ----------------


                              Page 34 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                         /s/ Bruce R. Evans
                                         ------------------
                                         Bruce R. Evans

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                         /s/  Cynthia R. Freidman
                                         ------------------------
                                         Notary Public



                                         My Commission expires: October 20, 2000
                                                                ----------------



                              Page 35 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                         /s/  Walter G. Kortschak
                                         ------------------------
                                         Walter G. Kortschak

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                              /s/ Katherine C. Ely
                              --------------------
                              Notary Public


                              My Commission expires:  May 28, 2000



                              Page 36 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                                     /s/  Joseph F. Trustey
                                                     ----------------------
                                                     Joseph F. Trustey

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                      /s/  Cynthia R. Freidman
                                      ------------------------
                                      Notary Public


                                      My Commission expires: October 20, 2000
                                                             ----------------


                              Page 37 of 37 Pages